Exhibit 17.1

SKREEM RECORDS

U.S.A.      EUROPE

corporation

11637 Orpington Street  Orlando, FL  32817 Office:  407-207-0400 / Fax: 407-207-0434

September 30, 2008

Board of Directors

Skreem Records Corporation

11637 Orpington St.

Orlando, FL 32817

RE: RESIGNATION OF OFFICER & DIRECTOR

Dear Sirs,

Please be advised that I hereby resign as an Officer and Director of the Board of Directors, effective September 30, 2008.

My Resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/ TONY HARRISON
Tony Harrison Chief Executive Officer